UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Farmers Capital Bank Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Farmers Capital Bank Corporation

202 West Main Street

Frankfort, Kentucky 40601

Notice of Annual Meeting of Shareholders

to be held May 12, 2015

April 1, 2015

Date:	Tuesday, May 12, 2015

Time:	11:00 a.m., Eastern Daylight Time

Place:	Farmers Bank & Capital Trust Company 125 West Main Street Frankfort, Kentucky

Purpose:	● To ratify the appointment of the independent registered public accounting firm, ● To elect four directors, and ● To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 25, 2015

It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before it is voted at the annual meeting of shareholders.

By order of the Board of Directors,

Mark A. Hampton
Executive Vice President, Secretary,
and Chief Financial Officer

Your Vote Is Important

Please vote online, by telephone, or by signing, dating and returning your proxy card to us in the accompanying postage-paid envelope.

Farmers Capital Bank Corporation

202 West Main Street

Frankfort, Kentucky 40601

Proxy Statement

Annual Shareholders’ Meeting - May 12, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Farmers Capital Bank Corporation (“Corporation”) for use at our Annual Meeting of Shareholders to be held on May 12, 2015, and at any adjournments (the “Meeting”).

*****Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 12, 2015*****

This proxy statement, the form of proxy, our Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at www.farmerscapital.com.

Annual Report to Shareholders; Multiple Households

The 2014 Annual Report to Shareholders, including financial statements, is being mailed to shareholders together with these proxy materials on or about April 1, 2015. One annual report and one proxy statement are being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more shareholders. Upon request, we will furnish the shareholder a separate copy of an annual report or proxy statement, as applicable. Requests should be directed to our corporate secretary at the address shown at the top of this page or by phone at 502-227-1668.

Who Can Vote

One Vote per Share; Outstanding Number of Shares. Each share of our common stock that you held on the record date entitles you to one vote at the Meeting. On the record date, there were 7,490,158 shares of common stock outstanding.

Voting Rights

Votes Required. Our corporate secretary will count votes cast at the Meeting. Our directors are elected by the affirmative vote of a “plurality” of shares voted. A “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors (i.e., four) to be chosen at the Meeting. Under our bylaws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Meeting, except as otherwise provided by statute, our articles of incorporation or our bylaws. Abstentions as to all such matters to come before the Meeting will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes. If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name”. Brokers holding shares in “street name” generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify us on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes”.

If you are a beneficial owner and do not provide voting instructions, your bank, broker or other holder of record is permitted to vote your shares for the ratification of our independent registered public accounting firm but is not permitted to vote your shares on the election of directors.

Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matters to be presented at the meeting; however, shares represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Quorum

A quorum at the Meeting is a majority of the shares of our common stock entitled to vote present in person or represented by proxy. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

Voting By Shareholders of Record. If at the close of business on March 25, 2015, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and we have mailed these proxy materials to you. You may vote your shares by Internet, telephone, or by mail as further described below. Your vote authorizes each of Lloyd C. Hillard, Jr. and R. Terry Bennett as proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

●	Vote by Internet – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
●

Vote by Telephone – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

●	Vote by Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by Internet, telephone or mail, will be voted at the Meeting. If you vote by Internet or telephone, please do not mail your proxy card.

Voting By Beneficial Owners of Record (“Street Name”). If at the close of business on March 25, 2015, and if your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being made available to you by your bank, broker, trustee or nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares.

If you wish to vote in person at the Meeting but hold your stock in street name (that is, in the name of a bank, broker, or other institution), then you must have a proxy from the bank, broker, or institution in order to vote at the meeting.

How Your Proxies Will Be Voted. If you vote by Internet, telephone or by signing and returning the enclosed proxy card, your proxy will be voted in accordance with the instructions you provide. If you vote without providing contrary instructions, your proxy will be voted in the following manner:

●	for the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2015;
●	for the nominees for director as described in this proxy statement; and
●

for the transaction of such other business as may properly come before the Meeting, in accordance with the judgment of the persons appointed as proxies. As of the date of this proxy statement management is not aware of any such other business.

The proxies being solicited may be exercised only at the Meeting and any adjournment and will not be used for any other meeting.

We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. If, however, you vote by Internet, telephone, or by signing and returning the enclosed proxy, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Meeting but hold your stock in street name (that is, in the name of a bank, broker, or other institution), then you must have a proxy from the bank, broker, or institution in order to vote at the Meeting.

No Appraisal Rights. Under Kentucky law, there is no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Meeting.

Directions to 2015 Annual Meeting of Shareholders

Our Meeting will be held at 11:00 a.m., Eastern Daylight Time, on Tuesday, May 12, 2015 at Farmers Bank & Capital Trust Company, 125 West Main Street, Frankfort, Kentucky 40601. If you need directions, please contact our corporate secretary, Mark A. Hampton by calling 502-227-1668.

Proxy Solicitation

We will pay all of the expenses of this solicitation of proxies. Solicitations will be made by the use of mails, except that proxies may be solicited by telephone by our directors and officers. We do not expect to pay any other compensation for the solicitation of proxies, but will reimburse brokers and other persons holding our common stock in their names, or in the name of nominees, for their expenses in sending proxy materials to their principals.

Shareholders’ Proposals for 2016 Annual Meeting

We presently contemplate that the 2016 Annual Meeting of Shareholders will be held on or about May 10, 2016. If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing no later than December 3, 2015 (the date 120 days prior to the first anniversary of the date of the 2015 annual meeting proxy statement) to: Secretary, Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton. We recommend that you send any proposals by certified mail, return receipt requested.

If you want to present a proposal at next year’s Annual Meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance. Our bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the Meeting. However, if you do not notify us on or before February 16, 2016 of any matter that you wish to present at next year’s annual meeting, then the shareholders’ proxies that we solicit in connection with our 2016 Annual Meeting of Shareholders will confer on the proxyholders’ discretionary authority to vote on the matter that you present at our 2016 Annual Meeting.

Corporate Governance

Code of Ethics. Ethical business conduct is a shared value of our Board of Directors, management and employees. Our Code of Ethics applies to our Board of Directors as well as all employees and officers, including the principal executive officer and principal financial and accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code. A copy of our Code of Ethics is available at our website under the tab entitled: “Corporate Policies” at the following address: www.farmerscapital.com.

Board Structure and Committees. As of the date of this proxy statement, our Board of Directors consists of twelve members. We also have one advisory director who does not vote. Our Board of Directors held eight meetings during 2014. All directors attended at least 75% of the total number of board meetings and the meetings of the committees to which they belonged. Our Board of Directors does not have a specific policy for director attendance at our annual meeting of shareholders. All directors attended our 2014 annual meeting.

Our Board of Directors has a standing Audit Committee, Compensation Committee and a Nominating Committee.

Audit Committee			Meetings
Members	Functions of the Committee		in 2014

David R. O’Bryan (Chairman) J. Barry Banker	•	Monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance	4
Dr. William C. Nash	•	Selects our independent registered public accounting firm and determines such auditor’s compensation
Fred N. Parker Marvin E. Strong, Jr.	•	Monitors the independence and performance of the independent registered public accounting firm, management and the internal audit department
	•	Oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters
	•	Provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and the Board of Directors
	•	Pre-approves, if appropriate, all related party transactions

Compensation			Meetings
Committee Members		Functions of the Committee	in 2014

J. Barry Banker (Chairman) Dr. William C. Nash Fred N. Parker David Y. Phelps	•	Please refer to the sections in this proxy statement entitled “Compensation Discussion and Analysis” and the “Report of the Compensation Committee”	3

Nominating			Meetings
Committee Members		Functions of the Committee	in 2014

R. Terry Bennett (Chairman) J. Barry Banker Michael J. Crawford Judy Worth	•	To recommend director nominees who can best perpetuate the success of the business	1

Committee Charters. Both the Audit Committee and the Compensation Committee have charters, which are available under the tab entitled “Corporate Policies” at our website at the following address: www.farmerscapital.com. Both committees were in compliance during 2014 with their written charter. The Board of Directors does not limit the number of audit committees for other corporations on which its audit committee members may serve. Mr. Parker is the only member of the audit committee currently serving on the audit committee for another publicly-held entity.

Board and Committee Independence. The Board has determined that each of its members is independent as defined by the rules of NASDAQ, except for Mr. Sutterlin and its employee director Mr. Hillard. Further, our Board has determined that Mr. Bennett and Mr. Crawford are both independent under the rules of NASDAQ after considering the Corporation’s 2014, 2013 and 2012 payments to both a law firm and a real estate company of which Mr. Bennett is a partial owner and insurance commissions paid during 2014, 2013 and 2012 to the insurance agency of which Mr. Crawford was a partial owner. The aggregate amounts the Corporation paid to each of Mr. Bennett’s and Mr. Crawford’s companies were below the $120,000 threshold set by NASDAQ. However, Mr. Sutterlin is not considered independent due to the fact that he received $139,601 in 2012 in the normal course of business involving the sale of a significant piece of repossessed real estate and fees related to the management of two other pieces of repossessed real estate.

Audit Committee Financial Expert. Our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(d)) that Mr. O’Bryan satisfies the qualifications of financial expert and Mr. O’Bryan accordingly has been designated as the Audit Committee financial expert. The Board has also determined that Mr. O’Bryan is independent as defined by the rules of NASDAQ for audit committee members.

Consideration of Director Nominees. A nominating committee was created in October 2013. All four of the members of the Nominating Committee are independent directors under NASDAQ rules. They determine the nominees for director to be presented for election based upon their review of all proposed nominees for the Board, including those proposed by shareholders. The Nominating Committee selects qualified candidates based upon the criteria set forth below and reviews their recommendations with the full Board, which decides whether to invite the candidate to be a nominee for election to the Board. The Board desires to maintain a diversity of experiences and skills in the members that represent the shareholders.

The factors to be considered, include, but are not limited to, the following (collectively, the “Evaluation Guidelines”):

1.

Decisions for recommending candidates for nomination shall be based on merit, education, qualifications, performance, character, professionalism, integrity, and the Company’s business needs and shall comply with the Corporation’s anti-discrimination policies and federal, state and local laws;

2.

The composition of the entire Board shall be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, perspective, experience and background represented on the Board; the need for financial, business, financial industry, public company, diversity and other experience and expertise on the Board and its committees; and the ability and willingness to work cooperatively with other members of the Board and with senior management of the Corporation to further the interests of the Corporation and its shareholders;

3.	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.

Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Corporation and shareholders as a whole;

5.

In determining whether to recommend a director for re-election, the Nominating Committee shall consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board; and

6.	The Nominating Committee may determine any other criteria.

For a shareholder to submit a candidate for consideration as a director, a shareholder must notify our corporate secretary. To be considered for nomination and inclusion in our proxy statement at the 2016 Annual Meeting, a shareholder must notify our corporate secretary no later than December 3, 2015 (the date 120 days prior to the first anniversary of the date of the 2015 annual meeting proxy statement). Notices should be sent to: Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton, Secretary.

Executive Sessions of the Board. Independent directors meet in executive sessions without management and non-independent directors. Executive sessions are held at least twice annually in conjunction with regularly scheduled board meetings.

Communications with the Board. Our Board of Directors has established a process for shareholders to communicate with the Board or an individual director. Shareholders may contact the Board or an individual director by writing to the attention of one or more directors at our principal executive offices at 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton, Secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party.

Board Leadership Structure and Role in Risk Oversight

We are a bank holding company that was formed in 1982 under the Bank Holding Company Act of 1956, as amended. We are the parent company for four separately chartered commercial bank subsidiaries and five separate non-bank subsidiary companies.

Our Board is currently comprised of ten independent directors, one director that is not independent due to the amount of compensation received in 2012 and one employee director. We are committed to a strong, independent Board and believe that objective oversight of the performance of our management is a critical aspect of effective governance. Accordingly, the role of Chairman of the Board and Chief Executive Officer are held by different individuals. We believe this separation permits our Chief Executive Officer to focus on our day-to-day business operations and our Chairman to focus on leading our Board in overseeing the strategic direction of the Corporation and providing overall guidance and oversight of our business and management.

Our Chairman is an independent director and has the following duties:

●	Chair and preside at Board meetings;
●	Coordinate with our CEO in establishing the annual agenda and topic items for Board meetings;
●	Advise on the quality, quantity and timeliness of the flow of information from management to the Board;
●	Act as principal liaison between management and the Board on sensitive issues;
●	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and
●	Provide an important communication link between the Board and shareholders, as appropriate.

Our Board of Directors, together with the Audit and Compensation Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide our Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

In addition, each of our subsidiaries have their own board of directors, and each bank subsidiary has audit and asset liability management committees, both of which provide risk management at each of their respective companies. Our CEO serves on the board of each directly owned subsidiary. One of the key responsibilities of each subsidiary board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. Our Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Corporation’s risk and we require our subsidiaries to follow this philosophy.

The structure of separate chartered banks allows each bank the ability to operate quickly and efficiently without going through unnecessary levels of management. The structure of internal controls, processes and examinations allow the necessary oversight and protection. Our Board of Directors and each subsidiary board of directors meet on a regular basis and are presented reports from management to evaluate performance and the opportunity to relay refined directions. Our structure gives us a competitive advantage over larger financial institutions with less hometown connection and unwieldy chains of command.

Principal Beneficial Owners

The following table gives information as to all persons or entities known to us to be beneficial owners of more than five percent (5%) of the shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Corporation Common Stock	Percent of Class
Basswood Capital Management Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, NY 10022	740,566[1]	9.89[1]

1    Based on the Schedule 13G/A filed with the SEC on February 17, 2015, Basswood, Matthew Lindenbaum and Bennett Lindenbaum share voting power and dispositive power as to 740,566 shares of our common stock outstanding as of December 31, 2014.

Report of the Audit Committee

General. The Audit Committee is currently made up of five non-employee directors. All members of the Audit Committee are independent directors as defined by the rules of NASDAQ. We operate under a written charter approved by our committee and adopted by the Board of Directors.

We review the Corporation’s financial reporting process on behalf of our Board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the Corporation’s financial statements or auditing those financial statements. Those are the responsibilities of management and the Corporation’s independent registered public accounting firm, respectively.

Financial Statement Review. BKD, LLP (“BKD”) was the Corporation’s independent registered public accounting firm for 2014. We have reviewed and discussed the Corporation’s audited consolidated financial statements for the year ended December 31, 2014 with management and BKD. Management represented to us that the audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented in the consolidated financial statements in accordance with accounting principles generally accepted in the United States, and BKD provided an unqualified audit opinion to the same effect.

BKD has provided us with written assurance of its independence (as required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence). We also met with BKD and discussed BKD’s independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended).

In addition, we have discussed with BKD the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Corporation’s internal controls they considered necessary to support their opinion on the consolidated financial statements for the year ended December 31, 2014, and various factors affecting the overall quality of accounting principles applied in the Corporation’s financial reporting. BKD also met with us without management being present to discuss these matters.

We have considered whether the provision of services to the Corporation by BKD, beyond those rendered in connection with the audit and review of consolidated financial statements, is compatible with maintaining the independence of such firm.

In reliance on these reviews and discussions, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Corporation’s annual report on Form 10-K for the fiscal year-ended 2014 to be filed with the SEC.

Dated: March 6, 2015

David R. O’Bryan, Audit Committee Chairman J. Barry Banker Dr. William C. Nash Fred N. Parker Marvin E. Strong, Jr.

Fees of Independent Registered Public Accounting Firm

Pre-approval Policies and Procedures. Except as set forth in the next paragraph, the Audit Committee’s policy is to approve in advance all audit fees and terms and non-audit services permitted by law to be provided by the independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels. Other services include:

1. Consultation regarding financial accounting and reporting standards;

2. Discussions related to accounting for a proposed acquisition;

3. Discussions regarding regulatory requirements;

4. Consultation concerning tax planning strategies; and

5. Assistance with tax examinations.

The Audit Committee has authorized the Audit Committee Chairman, David R. O’Bryan or the Vice Chairman of the Board of Directors (who is also an Audit Committee member), J. Barry Banker, to approve additional funds on behalf of the Audit Committee if the independent auditors need to perform additional work which had not been previously approved.

At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Audit Committee Chairman or Chairman of the Board since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, the Chairman of the Audit Committee or the Vice Chairman of the Board (who is also an Audit Committee member), and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services. The fees for services provided by the independent registered public accounting firm, BKD were as follows:

Audit fees - Fees for the Corporation’s audit of the annual consolidated financial statements and the review of the Corporation’s Form 10-Qs were $256,950 for 2014 and $249,400 for 2013.

Audit related fees - Aggregate fees for all assurance and related services were none for 2014 and none for 2013.

Tax fees - Fees related to tax compliance, advice and planning were $46,700 for 2014 and $45,300 for 2013. These fees were incurred for tax preparation services and consulting on tax related compliance and strategies.

All other fees - None for 2014 and none for 2013.

All services provided by the independent registered public accounting firm in 2014 and 2013 were approved by the Audit Committee. All fees were approved in accordance with the pre-approval policy. The Audit Committee has determined that the provision of the services described above is compatible with maintaining independence.

PROPOSAL NO. 1

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee and Board seek shareholder ratification of the appointment of BKD to act as the independent auditor of our consolidated financial statements for the fiscal year ending December 31, 2015. If the shareholders do not ratify the appointment of BKD, our Audit Committee and Board will reconsider this appointment for 2016. BKD will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Our Board of Directors recommends voting FOR this proposal.

Directors

Classified Board Structure; Term; Vacancies. In accordance with our articles of incorporation, our Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is to be elected to separate three (3) year terms with each term expiring in different years. At each annual meeting the directors or nominees constituting one class are elected for a three (3) year term. All four of our director nominees are currently serving on our Board and their term expires at the annual meeting on May 12, 2015 and our Nominating Committee recommends them for re-election. If elected, the four director nominees will serve until the Annual Meeting of Shareholders in 2018. Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Director Qualifications. Our Board of Directors consists of twelve members who are well-qualified to serve on our Board and represent our shareholders’ best interests. Our nominees are selected with a view of establishing a board of directors that meet the criteria for qualified candidates that is set forth above under the caption “Consideration of Director Nominees.” We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors. Together, our director nominees and continuing directors provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, knowledge of the commercial banking industry, experience with companies that serve the same communities that our bank subsidiaries serve, and extensive operational and strategic planning experience. The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications under “Consideration of Director Nominees” and information included in the biographical summaries provided below for each director. We believe that each individual’s skills and perspectives strengthen our Board’s collective qualifications, skills and experience.

Name	Key Qualifications
J. Barry Banker

Mr. Banker has extensive financial, management, marketing, operational and strategic planning experience from serving as the Manager for a boarding school for 27 years that caters to special needs individuals. He holds an MBA from the University of Chicago and has previously served as a board member with an unrelated bank. These experiences provide him with a strong background in addressing the strategic, operational and financial matters presented to our Board.

Name	Key Qualifications
R. Terry Bennett

Mr. Bennett, an attorney in private practice since 1974, has comprehensive experience in a broad range of legal, regulatory and business issues and in-depth knowledge of the local communities we serve because of his service on numerous local boards of various civic and professional organizations. He also brings significant management skills and knowledge of economic development from his former position as public liaison between Fort Knox, KY and Hardin County, KY for the Base Realignment Act.

Michael J. Crawford

Mr. Crawford brings extensive risk management skills and general business experience to our Board through his career as selling and providing comprehensive insurance to his clients and managing an insurance company. He was also instrumental in forming a successful de-novo bank in 1993, which the Corporation acquired 12 years later.

John R. Farris

Mr. Farris has significant economic and financial experience from consulting with municipalities, performing bond underwriting analysis and from business development within the public and private sector. Based upon these experiences and from his experience serving as a senior policy director of Center for Responsible Lending, a senior economics consultant for The World Bank and as Deputy Secretary and Secretary, Finance Administration for the Commonwealth of Kentucky, Mr. Farris provides our Board with both global and local perspectives regarding our operations and strategic growth opportunities.

Lloyd C. Hillard, Jr.

Mr. Hillard’s extensive banking career (beginning in 1964), his significant executive management experience in the banking industry and extensive financial expertise including experience as CFO of a previous banking organization, his knowledge of local communities, including through service on numerous local and national boards of various civic and professional organizations, and his in-depth knowledge of the Corporation’s business, strategy and management team make him highly qualified to lead us and to serve as our CEO.

Dr. William C. Nash

As a retired Army Medical Corps Colonel, Dr. Nash brings a unique perspective to our Board. His successful record of 25 years of military leadership and military experience (both domestic and international, including combat) and his risk management experience through service on numerous hospital management committees makes him highly suited to understand and oversee the managerial, strategic considerations addressed by our Board.

David R. O’Bryan, CPA

Mr. O’Bryan’s 45-year career of providing financial, accounting, management consulting and tax advisory services, his management experience as managing partner of a CPA firm, and his previous leadership positions including president of the Kentucky Society of CPA’s and Board of Trustee member of St. Catharine College make him a valuable member of our Board and well qualified to serve as chairman of our audit committee.

Fred N. Parker, CPA, CFA

Mr. Parker has been employed by a coal and real estate company for the past 33 years, including as treasurer and now CEO.  He holds professional designations in both accounting and finance.  Additionally, he has served on the board of several civic and professional organizations.

Name	Key Qualifications
David Y. Phelps

Mr. Phelps has been an innovator, founder and manager of businesses in the heavily regulated life science field. He also has numerous patents to his credit. One of the companies Mr. Phelps managed was recognized as an INC 500 company.  He also has been a recipient of the Ernst & Young Entrepreneur Of The Year® Award. Mr. Phelps brings an entrepreneurship perspective and extensive management experience to our Board.

Marvin E. Strong, Jr.

Mr. Strong brings substantial economic and business development skills to our Board through his experience as a partner of a domestic and international business consulting firm and his experience as Secretary, Economic Development Cabinet, for the Commonwealth of Kentucky.

Fred Sutterlin

Mr. Sutterlin’s background in law, real estate and banking, and his demonstrated experience as a small business owner are directly beneficial to the leadership of our company.  During his career, he has worked at a large banking company, a regional law firm, and founded several businesses, including a regional commercial and investment real estate company.  Additionally, Mr. Sutterlin understands and is sensitive to our community issues; in part because of his extensive leadership experiences with numerous organizations within our footprint.

Judy Worth

Ms. Worth is a business consultant with an emphasis on developing performance efficiencies within service oriented organizations with a focus on the health care industry. Her insight and perspective is beneficial since we operate in highly competitive service oriented banking markets. Ms. Worth draws on experiences from many different engagements and brings gender diversity to the Board.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Our Board of Directors intends to nominate for election as directors the four (4) persons listed below. It is the intention of the persons named in the proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as our Board recommends. Nominees receiving the four (4) highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby that are returned to us will be voted in favor of the four (4) nominees specified below unless otherwise instructed by the shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The following tables set forth information with respect to each nominee for director, and with respect to continuing directors who (by virtue of the classes in which they serve) are not nominees for re-election at the Meeting.

Nominees for Three-Year Terms Ending in 2018

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
J. Barry Banker (63)	1996	Vice Chairman of the Board of Directors	Manager/CEO of Stewart Home School (private, special needs home and school)
Fred N. Parker, CPA, CFA (61)	2012	Director	President and CEO of Kentucky River Coal Corporation
David Y. Phelps (56)	2012	Director	President and CEO of CreoSalus (pharmaceutical research and manufacturing)
Fred Sutterlin (44)	2012	Director	CEO & Chairman of PRG Investments since 2011, Managing Principal & General Counsel from 2004 until 2011.

Continuing Directors Whose Terms Expire in 2016

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
R. Terry Bennett (69)	2007	Chairman of the Board of Directors; Director of First Citizens Bank (“First Citizens”)	Attorney, Skeeters, Bennett, Wilson & Pike
Michael J. Crawford (59)	2010	Director; Chairman of the Board of Directors of Citizens Bank of Northern Kentucky (Newport, KY) (“Citizens Northern”)

Managing Director of AssuredPartners of Kentucky since October 2012, President and Director of Crawford Insurance (a life, health, individual and commercial insurance agency) from 1995 until October 2012 when the business was purchased by AssuredPartners

Lloyd C. Hillard, Jr. (68)	1996

Director; President and CEO of Corporation since January 2010; President and CEO of First Citizens from 1992- 2010; Director of: Farmers Bank & Capital Trust Company (“Farmers Bank”), United Bank & Trust Co. (Versailles) (“United Bank”), First Citizens, Citizens Northern, EGT Properties, Inc. and FCB Services, Inc.; Chairman of the Board of Farmers Capital Insurance Corporation; President and Director of FFKT Insurance Services, Inc.

			See experience listed under the immediately preceding column of this table.

Dr. William C. Nash (66)	2010	Director; Chairman of the Board of Directors of First Citizens	Orthopaedic Surgeon

Continuing Directors Whose Terms Expire in 2017

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
John R. Farris (42)	2011	Director	President, Commonwealth Economics, LLC since 2007 (a business development and consulting firm); Secretary/Deputy Secretary, Finance and Administration Cabinet, Commonwealth of Kentucky 2004-2007
David R. O’Bryan, CPA (68)	2010[2]	Director; Chairman of the Board of Directors of United Bank

Retired Director of Blue & Co., LLC since 2013 (a regional CPA firm); Director of Blue & Co., LLC from 2010-2012, Managing Partner of Potter & Company, LLP from 1998-2009, a CPA firm acquired by Blue & Co., LLC in January 2010

Marvin E. Strong, Jr. (62)	2008	Director; Chairman of the Board of Directors of Farmers Bank and Leasing One Corporation	Partner, McCarty-Strong Global Consulting, LLC since 2007 (a business development and consulting firm); Secretary, Economic Development Cabinet, Commonwealth of Kentucky 1993-2007
Judy Worth (67)	2014	Director	Partner, Verble, Worth & Verble since 1982 (an organizational and human resource development firm)

1    All corporations listed in this column other than this Corporation are our subsidiaries.

2    Appointed in 2010 to fill an unexpired term

_____________________________________

Advisory Director. In addition to the nominees and continuing directors listed in the tables above, E. Bruce Dungan serves as advisory director to the Corporation.

Retirement Policy. The retirement policy for our non-employee directors (which was revised January, 2012) provides that a director shall retire effective as of the end of his or her elected term next following the date on which the director attains age 70. There is no age limitation on the eligibility of the Chief Executive Officer of the Corporation to be eligible to be elected or appointed as a director of the Corporation.

Prior to January 1, 2004, any retiring director could, at the discretion of the Board of Directors, become an advisory director. Effective January 1, 2004, persons then serving as advisory directors

(including the advisory director listed above) may continue to serve in such capacity only at the discretion of the Board of Directors.

The Corporation Board of Directors recommends voting FOR the election of each of the Nominees for Director.

Stock Ownership of Directors and Executive Officers

The table below contains information as to the shares of our common stock beneficially owned by all directors (and director nominees), advisory directors and executive officers, and by all such persons as a group. Unless otherwise indicated, all shares are owned directly and the named persons possess both sole voting power and sole investment power. Unless otherwise indicated, none of the shares have been pledged as security.

Name	Amount and Nature of Beneficial Ownership of Corporation Common Stock as of March 7, 20151		Percent of Class2

J. Barry Banker	10,543	3	.14

R. Terry Bennett	16,949	4	.23

Scott T. Conway	558	5	.01

Michael J. Crawford	30,334	6	.40

E. Bruce Dungan	77,060	7	1.03

John R. Farris	14,028	8	.19

James L. Grubbs	33	9	.00

Mark A. Hampton	205	10	.00

Rickey D. Harp	11,064	11	.15

Lloyd C. Hillard, Jr.	17,546	12	.23

Dr. William C. Nash	6,962	13	.09

David R. O’Bryan	2,962	14	.04

Fred N. Parker	31,705	15	.42

David Y. Phelps	5,062	16	.07

Marvin E. Strong, Jr.	3,490		.05

Fred Sutterlin	1,706	17	.02

Judy Worth	1,252		.02

All Directors (and Nominees), Advisory Directors and Executive Officers as a group	226,740	3.03

______________________________

[1]	All entries are based on information provided to the Corporation by its directors, director nominee, advisory director and executive officers.

[2]	Based on 7,490,158 shares of our common stock outstanding as of March 6, 2015.

[3]

Includes 1,000 shares owned by Mr. Banker’s wife, 404 shares held in an IRA for the benefit of Mr. Banker and 5,519 shares held in a company controlled by Mr. Banker, 25% of which is owned by Mr. Banker’s wife.

[4]	Includes 1,000 shares owned by Mr. Bennett’s wife, 12,000 shares held in an IRA for the benefit of Mr. Bennett, and 3,000 shares held in an IRA for the benefit of Mr. Bennett’s wife.

[5]	Includes 208 shares held by the Employee Stock Purchase Plan (“ESPP”) for his benefit.

[6]	Includes 29,922 shares owned by Mr. Crawford’s wife.

[7]	Includes 43,600 shares owned by Mr. Dungan’s wife and 1,460 shares held in an IRA for the benefit of Mr. Dungan.

[8]	Includes 3,850 shares held in an IRA for the benefit of Mr. Farris’ wife.

[9]	Shares held by the ESPP for his benefit.

[10]	Includes 105 shares held by the ESPP for his benefit.

[11]	Includes 1,870 shares owned jointly with Mr. Harp’s wife, 1,063 shares held in an IRA for the benefit of Mr. Harp and 6,750 shares held by the ESPP for his benefit.

[12]

Includes 2,498 shares held for the benefit of Mr. Hillard by the ESPP, 2,775 shares held in a self-directed IRA for the benefit of Mr. Hillard’s wife, and 8,238 shares held in a self-directed IRA for the benefit of Mr. Hillard.

[13]

Includes 3,000 shares held in an IRA for Dr. Nash’s benefit, 650 shares held in an IRA for the benefit of Dr. Nash’s wife, and 2,900 shares held in an investment agency account for the benefit of Dr. Nash’s wife.

[14]	Includes 1,050 shares owned jointly with Mr. O’Bryan’s wife and 1,500 shares held in an IRA for the benefit of Mr. O’Bryan.

[15]

Includes 21,190 shares owned jointly with Mr. Parker’s wife, 4,900 shares owned by Mr. Parker’s wife, 3,203 shares held in an IRA for the benefit of Mr. Parker’s wife and 2,000 shares held in an IRA for the benefit of Mr. Parker.

[16]	Includes 2,200 shares held in an IRA for the benefit of Mr. Phelps.

[17]	Includes 200 shares held in a SEP retirement account for Mr. Sutterlin’s benefit.

Executive Compensation

Compensation Discussion and Analysis

Introduction: We are committed to providing excellent banking service in a friendly hometown fashion while at the same time maximizing equity value for our shareholders. Accordingly, our goal is to hire and retain dedicated and exceptional people that will help us develop and deliver our products. Toward this goal, we have designed and implemented our compensation programs for our named executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and productive careers. Our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.

Compensation Philosophy: While we are committed to hiring the best individuals at all levels of our institutions, in order for us to succeed in the banking industry it is particularly vital that dedicated and exceptional people serve on our executive management team. We view our executive management team as consisting of seven (7) individuals (including our “named executive officers” in the “Summary Compensation Table” below). Our compensation programs are designed to attract and retain the most capable executives while motivating these individuals to continue to enhance shareholder value. While the Compensation Committee has the power to modify the compensation programs, our overall compensation philosophy has remained consistent with these objectives. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our compensation programs in recent years have been relatively simple and rely chiefly on currently paid compensation (principally salary).

Effect of Nonbinding Shareholder Advisory Vote: At our 2013 shareholder meeting, we asked our shareholders for a non-binding advisory vote on two items. The first was to approve the programs and procedures related to our executive compensation. While the shareholder vote was not binding, our Board did review and consider the voting results. Ninety-three percent of the votes cast were in favor of our compensation programs and procedures. As a result, we determined that we did not need to consider changing our overall approach to executive compensation.

The second item was on the frequency of the advisory vote on the Corporation’s overall executive compensation programs. The majority of the votes cast were in favor of holding the advisory vote every three years. As such, the next advisory vote on the Corporation’s overall executive compensation programs will be at the 2016 annual meeting of shareholders.

Participation in the Capital Purchase Program: On January 9, 2009, we entered into an agreement with the United States Department of the Treasury (the “Treasury”) under its TARP Capital Purchase Program (“CPP”) by which we sold to the Treasury shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”), and a warrant to purchase shares of our common stock (“Warrant”). As a result of participating in the CPP, some of our officers were subject to restrictions upon executive compensation imposed by the Emergency Economic Stabilization Act of 2008 (“2008 Act”), as amended, and the regulations issued thereunder by the Treasury (the “CPP Restrictions”).

In June 2012 the Treasury sold their entire ownership interest in the Corporation. As a result of the sale, we are no longer subject to the CPP Restrictions on executive compensation, including the prohibition on making (1) payments to executives upon their departure from the Corporation for any reason or due to a change in control of the Corporation; and (2) payments to executives of cash bonuses.

Compensation Components: Total compensation for each member of our executive management team consists of (a) currently paid compensation components consisting of salary, discretionary bonuses and perquisites and (b) long-term components which include discretionary distributions to our Salary Savings Plan and the ability of our executives (as well as all our employees) to acquire our common stock in a favorable manner (from a financial and tax perspective) under our Employee Stock Purchase Plan (“ESPP”). Base salary is established to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results. Each component of our compensation arrangements is addressed separately below.

Currently Paid Compensation Components

Salaries. The salary for each named executive officer reflects his management experience, length of service with us and the quality of his or her performance. Our Compensation Committee reviews each executive officer’s salary annually. For annual salary increases (particularly material ones), our Compensation Committee considers an executive’s increased level of experience, whether or not the executive’s responsibilities have increased over the past year or are in the process of being increased and the named executive officer’s job performance during the past year.

Bonuses. The Compensation Committee typically does not use bonuses as an incentive for performance for our executive management team (including our named executive officers). See “Compensation: Summary Compensation Table” below. Even though the Compensation Committee does not typically award bonuses, it has the power to do so.

Certain employees at some of the bank subsidiaries participated in incentive plans during 2014. The guidelines of the incentive plans have been structured to minimize undue risk to the Corporation. Senior risk officers of the Corporation periodically review the incentive compensation arrangements and are comfortable that such arrangements do not encourage our employees to take unnecessary and excessive risks that threaten the value of the Corporation.

Perquisites. We provide perquisites on a selective basis to our executive management team members (including our named executive officers). There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Corporation in marginally augmenting total compensation. For example, a few of our executive officers have a company car because of the extensive traveling that they do in performing their duties for us; as an additional perquisite, we also pay for the portion of the car expenses attributable to their personal use. Please refer to “Compensation: Summary Compensation Table” below for the base salary, bonus and perquisite compensation for each of our named executive officers.

Long-Term Compensation Elements

Salary Savings Plan. We maintain a 401(k) plan that we have labeled as the “Salary Savings Plan” for our employees and our subsidiaries’ employees who have attained the age of 18. The Salary Savings Plan is administered by the Trust Department of our subsidiary Farmers Bank (the “Fund Manager”). The Salary Savings Plan provides for four types of contributions, as follows:

1.     Voluntary tax-deferred contributions made by the participant;

2.     Voluntary after tax-deferred contributions made by the participant into the Roth 401(k) portion of our Salary Savings Plan;

3.     Matching contributions made by the Corporation; and

4.     Discretionary contributions from the Corporation.

The benefits that a participant can ultimately expect to receive from the Salary Savings Plan are based upon the amount of the annual contributions made by us and the employee to his or her account together with the accumulated value of all earnings and losses on those contributions. A participant is permitted to make tax-deferred voluntary contributions under a salary reduction agreement. In 2014 the employer matched an amount equal to 50% of the participant’s elective deferral (up to a maximum of 6% of eligible compensation); it is not expected to change in 2015. Our Compensation Committee views the matching contributions by us as a retention tool by virtue of the manner in which such matching contributions vest: two years of service, 20% vested; three years of service, 40% vested; four years of service, 60% vested; five years of service, 80% vested; and six years of service, 100% vested. The Salary Savings Plan participants are immediately vested in 100% of their contributions.

We have the right, in our sole discretion, to make additional contributions to the Salary Savings Plan on behalf of participants. We view this feature as a long-term compensation program for our named executive officers (as well as our other employees). Discretionary contributions are allocated among participants in the ratio that each participant’s compensation bears to all participants’ compensation. A participant’s contribution to the Salary Savings Plan is considered as part of the participant’s compensation for purposes of computing our contribution to the Salary Savings Plan. No discretionary contribution has been made in recent years and none is anticipated for 2015.

ESPP. Through our Employee Stock Purchase Plan (“ESPP”) our employees are offered the opportunity to set aside money each pay period through payroll deductions which will be used at a later time on designated offering dates to purchase shares of our common stock at a discounted price and without payment of brokerage costs or other fees. Our shares of common stock are offered at a 15% discount from the closing sales price of our shares of stock on NASDAQ as described in the plan document. Further, our employees may obtain favorable tax treatment by participating in the ESPP. Provided a participating employee holds his or her shares of our common stock purchased pursuant to the ESPP for a certain length of time, he or she will be entitled to receive capital gains taxation rather than ordinary income taxation upon the disposition or sale of such stock.

Our Board determines the eligibility criteria and offering dates for the ESPP. Currently, employees who have attained the age of 18 and who have completed one year of service are eligible to participate in the ESPP. For purposes of the ESPP, one year of service is more than 20 hours worked per week for twelve months. Further, an employee will cease to be eligible to participate in the ESPP if he or she will be deemed to possess 5% or more of our common stock. An eligible employee is also not permitted to purchase shares of our common stock under this plan at a rate that will exceed $25,000 in fair market value of our shares in a single calendar year.

Non-Qualified Stock Option Plan. We no longer grant any options under our Non-Qualified Stock Option Plan. During 2014, the last of the outstanding options under the plan expired without being exercised. No options are outstanding at this time.

Employment Agreements: In 2012 our Compensation Committee determined that it was appropriate to enter into an employment agreement with our President and Chief Executive Officer in order to recognize Mr. Hillard’s exemplary efforts in leading us through the past few economically difficult years and as a compensation vehicle to retain Mr. Hillard’s services for at least the next four years. The employment agreement assures him of continued employment for at least four years at a certain salary structure with some perquisites, but does not generally provide for lump sum payments. A one year extension was added to the contract in 2013 and another one year extension in 2014. The agreement does not provide for a payment upon a change in control and only provides a modest payment to his estate if he dies.

Mr. Harp, President and Chief Executive Officer of Farmers Bank & Capital Trust Company (the largest subsidiary), signed a two year employment agreement in 2013 similar to that of Mr. Hillard. Mr. Hampton, Chief Financial Officer of the Corporation effective January 1, 2015, signed a similar two year employment agreement in 2014. The details of the employment agreements are described in “Employment Agreements” below.

Compensation Policies and Practices Relating to Risk Management: The Compensation Committee annually reviews the Corporation’s compensation plans with its senior risk officers to ensure that (a) any risks posed by such plans have been limited, (b) these plans do not encourage behavior focused on short-term results rather than long-term value creation and (c) the plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee. We typically do not award bonuses, retention awards, stock options or other incentive compensation to our senior executives. We do not believe that risks arising from the compensation policies and practices for our employees are reasonably likely to have a material adverse effect upon the Corporation. The following summary describes how risk factors have been addressed:

●

Salaries. Past salary surveys have verified that the salaries of the Corporation’s officers are not excessive, in comparison with peers, and we do not believe that there is anything in the salary compensation structure of the Corporation, or in the manner in which raises are awarded, that poses any unnecessary risk.

●

Perquisites. The Corporation provides nominal perquisites to its senior management team and certain other officers. Because of the relatively small dollar amount of these perquisites and because they are not tied to any specific performance metrics, we do not believe that this element of compensation in any way encourages excessive or unnecessary risk taking.

●

Salary Savings Plan (401(k)). Participation in our Salary Savings Plan is available to all employees as long as certain minimum conditions are met. We do not believe that participation in this plan encourages the taking of unnecessary and excessive risks because each employee has a choice of the type of fund in which he or she may invest his or her money, and such funds are broad based investment funds that may not include any investment in the Corporation.

●

ESPP. Participation in our ESPP is available to all employees as long as certain minimum conditions are met. We do not believe that participation in this plan encourages the taking of unnecessary and excessive risks because (a) the value of the shares of our Common Stock in each employee’s individual account in the ESPP is tied directly to the market value of the Corporation’s common stock and will be enhanced to the extent the Corporation recognizes improved earnings over a longer period of time and (b) the tax code treatment of long-term versus short-term capital gains also encourages the recipients to hold the stock that they purchase, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Corporation.

Process for Determining Compensation: We periodically review each component of the Corporation’s executive compensation program to ensure that pay levels are competitive and that any discretionary incentives are linked to Corporation performance targets such as: income, expenses, asset quality, operating margins, return on assets and return on equity. We place significant weight on the recommendations of our President and Chief Executive Officer, as well as economic conditions, our own experience and knowledge of market conditions, and peer group compensation surveys to provide additional information to support the compensation planning process. We occasionally hire a consulting firm to help us with this process, but we have not hired a consulting firm since 2008.

In determining the total compensation of our named executive officers, the Compensation Committee plays the key role. However, our President and Chief Executive Officer recommends to our Compensation Committee both the total pool for annual base salary increases for our executive management team and the individual annual base salaries for each executive officer. The Compensation Committee takes these recommendations into serious consideration when making final decisions on compensation for those senior officers. Compensation decisions regarding our President and Chief Executive Officer are made entirely by our Compensation Committee with ratification by the full Board of Directors.

Our named executive officers, other than Mr. Hillard, Mr. Harp and Mr. Hampton, do not have employment, severance or change-of-control agreements. These officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture certain elements of compensation that they have accrued over their careers with us if they leave us prior to retirement.

Named Executive Compensation

The following table sets forth all compensation for services in all capacities to the Corporation and its subsidiaries during the last three fiscal years for the Corporation’s Chief Executive Officer, Chief Financial Officer and the Corporation’s other three highest-paid Executive Officers (including for these purposes three persons not employees of the Corporation but of certain Corporation subsidiaries):

Summary Compensation Table

Name and Principal Position	Year	Salary	All Other Compensation[1]	Total

Lloyd C. Hillard, Jr.	2014	$400,000	$12,291	$412,291
President & CEO	2013	385,000	13,127	398,127
	2012	369,402	11,559	380,961

James L. Grubbs	2014	200,000	17,649	217,649
President & CEO	2013	190,000	16,364	206,364
United Bank	2012	185,000	16,719	201,719

Rickey D. Harp	2014	200,000	17,579	217,579
President & CEO	2013	190,000	12,819	202,819
Farmers Bank	2012	185,000	15,061	200,061

Scott T. Conway	2014	175,000	13,226	188,226
CEO	2013	165,000	4,442	169,442
First Citizens	2012	160,000	6,348	166,348

C. Douglas Carpenter	2014	155,000	5,770	160,770
EVP, Secretary & CFO	2013	145,000	5,435	150,435
	2012	140,000	5,239	145,239

1    The 2014 amount reflected in this column for each named executive officer includes (i) group term life insurance premiums, (ii) the following imputed costs of gas and car expenses related to the personal use of cars owned by us and used by some of our executive officers (“Imputed Car Usage”), and (iii) the Corporation’s matching contributions to each named executive officer’s voluntarily deferred salary contribution into his 401(k) plan:

	Mr. Hillard	Mr. Grubbs	Mr. Harp	Mr. Conway	Mr. Carpenter

Imputed car usage	$3,371	$10,479	$10,309	$8,118	$-

401(k) match	7,650	6,000	6,000	3,838	4,650

C. Douglas Carpenter gave notice in October 2014 that he planned on retiring from the Company. The Board of Directors appointed Mark A. Hampton to be the Company’s Executive Vice President and Chief Financial Officer effective January 1, 2015. While Mr. Hampton will replace C. Douglas Carpenter as Chief Financial Officer, Mr. Carpenter will serve as Executive Vice President, Finance until the summer of 2015.

Outstanding Equity Awards at Fiscal Year End

All options remaining from a previous grant in 2004 expired in October 2014. No stock options for each of our named executive officers were outstanding as of December 31, 2014.

Option Exercises and Stock Awards Vested

None of the named executive officers exercised options during 2014.

Employment Agreements

As discussed in “Compensation Discussion and Analysis” above, we entered into an employment agreement on December 10, 2012 with Mr. Hillard. This employment agreement protects both us and Mr. Hillard by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation and circumstances for termination. The Agreement began on January 1, 2013 and has an initial term of 48 months, with automatic one year extensions. Either party may choose to terminate an automatic extension of the agreement by providing written notice to the other party at least 90 days prior to the expiration of the initial term or the expiration of any subsequent extension. This agreement was extended one additional year on November 26, 2013 and again for one additional year on December 8, 2014.

Under the Agreement, Mr. Hillard will receive an annual base salary of $385,000 during the first twelve months and thereafter at an annual rate (not less than $385,000) to be determined by our Board. The rate for 2015 is $450,000. Mr. Hillard is entitled to reimbursement for the monthly charges for his personal smart phone and use of a company car (which will be replaced every three (3) years) of at least the quality of the Lincoln MKS currently being provided him. Mr. Hillard is entitled to participate in our employee benefit programs.

Under the Agreement, Mr. Hillard’s employment with us may only be terminated for (i) “Disability” which is defined as employee’s inability (due to physical or mental impairment) to perform his material duties for what can medically be expected to continue for twelve (12) months or (ii) “Cause,” which includes gross negligence in the performance of his duties, material breach of his fiduciary duties, alcohol or drug abuse or engaging in fraud, theft or dishonesty.

Mr. Hillard’s employment agreement contains provisions prohibiting him for a 3-year period following the termination of his employment from (a) soliciting our customers or (b) competing with us in the “financial industry” within the Commonwealth of Kentucky.

The employment agreements for Mr. Harp and Mr. Hampton are structured in the same manner as that of Mr. Hillard with a few variations. For Mr. Harp the initial term is twenty-four months beginning January 1, 2014, the annual base salary for the first twelve months is $200,000 and his company car is a Tahoe. Mr. Harp will be paid $210,000 in 2015. For Mr. Hampton the initial term is twenty-four months beginning January 1, 2015, the annual base salary for the first twelve months is $155,000 and he does not have use of a company car.

Potential Payments upon Termination or Change-in-Control

None of our executive officers are entitled to receive a termination payment upon a change-in-control of the Corporation. Since we have employment agreements with Mr. Hillard, Mr. Harp and Mr. Hampton, they are each entitled to certain limited benefits in the event of the termination of his employment agreement for disability. If any of these three officers becomes disabled, as such term is defined in their employment agreement, he shall be entitled to an amount equal to his base salary for a period of three (3) months following the date of disability. Thus, if all three individuals became disabled in 2015, Mr. Hillard would receive an additional $112,500 in compensation; Mr. Harp would receive $52,500 and Mr. Hampton would receive $38,750.

Compensation of Directors

The following table summarizes the compensation we paid to our non-employee directors in 2014. For fees paid to our employee director, please refer to “Compensation: Summary Compensation Table” above.

Directors	Fees Earned or Paid in Cash		Stock Awards 1	All Other Compensation 2		Total
J. Barry Banker	$12,625		$7,500	$-		$20,125
R. Terry Bennett	25,325	3	8,750	1,540	4	35,615
Michael J. Crawford	26,975	5	7,500	8,348	6	42,823
John R. Farris	9,500		6,500	-		16,000
Dr. William C. Nash	28,850	7	7,500	-		36,350
David R. O’Bryan	23,700	8	7,500	-		31,200
Fred N. Parker	11,750		7,500	-		19,250
David Y. Phelps	9,250		7,500	-		16,750
Marvin E. Strong	28,950	9	7,500	-		36,450
Fred Sutterlin	10,500		7,500	10,101	10	28,101
Judy Worth	4,375		4,250	-		8,625

Advisory Director
E. Bruce Dungan	5,500		-	-		5,500

[1]

Each of our non-employee directors receive shares of our common stock in lieu of 50% of their director fees for board meetings attended and their quarterly fees. The amounts reflected in this column are the value of the fees used to purchase our common stock at a purchase price based upon the closing price of the stock on the business trading day immediately preceding the meeting day.

[2]

Certain directors are entitled to participate in our health insurance plan and dental insurance plan that are available to all of our eligible employees. The insurance premiums that we paid for the directors that chose to participate were less than $10,000 per year.

[3]	Includes $12,200 in director fees paid by First Citizens.
[4]	Legal fees paid to Skeeters, Bennett & Wilson, a law firm partially owned by Mr. Bennett.
[5]	Includes $17,350 in director fees paid by Citizens Northern.
[6]	Commission paid in regard to insurance premiums.
[7]	Includes $17,600 in director fees paid by First Citizens.
[8]	Includes $12,200 in director fees paid by United Bank.
[9]	Includes $17,200 in director fees paid by Farmers Bank and $250 paid by Leasing One Corporation.
[1][0]	Management fees on certain repossessed properties.

Fees Paid to Directors. During 2014 directors were paid $2,000 for each of five regularly scheduled board meetings attended, the four quarter-end meetings and the strategic planning meeting. The chairman receives an extra $500 for each of these meetings. Likewise, directors are paid $2,000 for any specially called board meetings they attend in person. Directors received $500 per meeting for serving on and attending the Audit Committee meetings and $250 per meeting for all other committees. The Audit Committee Chairman receives an additional $250 per meeting. In addition, each board member receives a $1,250 quarterly fee. Mr. Hillard did not receive any director fees for serving as a director of the Corporation or any subsidiaries.

Effective January 1, 2014, the directors have been paid 50% in cash and 50% in Company stock for board meetings attended and the quarterly fee. The pricing of the new shares issued in payment is determined by the closing price of the stock on the business trading day immediately preceding the meeting day. Attendance for committee meetings is paid completely in cash.

Although the by-laws allow telephonic director participation in meetings, paid attendance by telephone is limited to one meeting per year. Special telephonic meetings are paid at 50% of a normal meeting. Three special board meetings were held in 2014, two of which were telephonic meetings.

Fees Paid to Advisory Directors. Advisory directors are paid 50% of the rate paid to each director for each meeting attended. They do not receive a quarterly fee. All fees paid to advisory directors are in cash.

Report of the Compensation Committee

The Compensation Committee of our Board of Directors is composed of four members who are independent, outside directors as defined under NASDAQ rules. The Compensation Committee has furnished the following report:

We determine the total compensation of the Corporation’s President and Chief Executive Officer. With input from the Corporation’s President and Chief Executive Officer, we also determine the total short-term and long-term compensation of the directors and other executive officers. We do not have power to delegate our authority. We do have a charter.

To determine the compensation for the President and Chief Executive Officer, other executive officers and directors, we review the following items, if applicable:

●	the individual’s current total compensation package;
●	the Corporation’s financial performance;
●	the importance of the individual to the Corporation’s financial performance;

●

industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Corporation’s market area or financial institutions of a size comparable to the Corporation wherever located; and

●	the size of the Corporation and the complexity of its operations.

We periodically review each component of the Corporation’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Corporation performance targets such as: income, expenses, asset quality, operating margins, return on assets and return on equity. We place significant weight on the recommendations of our President and Chief Executive Officer, as well as economic conditions and our own experience and knowledge of market conditions and peer group compensation surveys to provide additional information to support the compensation planning process. We have not engaged a compensation consultant since 2008.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Corporation’s philosophy and procedures. We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for its 2015 Annual Shareholders’ Meeting.

Dated: March 6, 2015

J. Barry Banker, Compensation Committee Chairman
Dr. William C. Nash
Fred N. Parker
David Y. Phelps

Transactions with Related Persons

Our bank subsidiaries have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their affiliates. All loans to and deposits from such persons or their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others not related to the lender, and have not involved more than the normal risk of collectability or other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 1 on page 90, Note 4 on page 99 and Note 7 on page 107 of the Corporation’s December 31, 2014 audited consolidated financial statements filed on Form 10-K.

Approval Policies for Transactions with Related Persons

Our policies and procedures with respect to related party transactions are set forth in our Code of Ethics and our Audit Committee Charter.

Our employees, officers, and directors may participate in a purchase, sale or lease transaction involving either real or personal property which would be owned, leased, rented or financed by one of our subsidiaries only with the prior consent of our Chief Executive Officer if such transaction complies with provisions of the law dealing with insiders (Federal Reserve Regulation O (12 CFR 215)), and the transaction does not involve terms which are more favorable than those offered to any person not associated with us or our subsidiaries.

Any transaction between our, and our subsidiaries’, employees, officers, or directors and us or one of our subsidiaries must always be conducted under terms that are not any more favorable than those accorded customers with similar transactions who do not have any inside relationship with the organization. However, loan discounts and waivers of loan and other service fees may be accepted by employees where such discounts and waivers are given to all similarly situated employees and the transaction is pursuant to an established practice, which has been approved by the Board of Directors of that institution. All transactions of this type must also be in compliance with the provisions of Regulation O, which defines the type of transactions allowed between banks and their officers, directors and principal shareholders, and establishes strict guidelines for these dealings.

None of our, or our subsidiaries’, employees, officers, or directors and/or their immediate family may be a regular supplier to, or purchaser from, the Corporation for goods and services without the prior consent of our Chief Executive Officer.

Loans to, deposits from, and payments for services from related persons are coded accordingly on the appropriate data processing systems. The Corporation’s internal audit group monitors these activities on a quarterly basis and reports the findings to the Audit Committee as stipulated within the charter of the Audit Committee of the Board of Directors.

Whenever one of our, or one of our subsidiaries’, employees, officers or directors becomes involved in a potential conflict of interest or gives an appearance of a conflict of interest between the individual's self-interest and his duty to us (each a “Related Party Transaction”) that is not described above, then disclosure and permission or a wavier must be obtained from our Board of Directors. If a director of our Board is involved in a related Party Transaction, then he or she must recuse himself/herself from any discussion or decision regarding the Related Party Transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2014, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed with the exception of one Form 4 for Marilyn Ford (President of First Citizens) for one sale transaction which was filed after the prescribed due date.

Advisory Approval of the Corporation’s Overall Executive Compensation Programs

Section 14A of the Exchange Act requires that we include in our proxy statement a resolution subject to non-binding shareholder vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”) on a frequency as determined by the shareholders. Our shareholders have had the opportunity to vote on our executive compensation programs annually from 2009 through 2013. We were pleased that in all five of the previous years the shareholders approved our executive compensation programs by a significant margin.

In accordance with the results of the non-binding vote from the 2013 shareholder meeting, we will submit a proposal regarding the approval of the Corporation’s overall executive compensation programs every three years. Unless circumstances change, we do not plan on submitting the “say on pay” vote again until the 2016 shareholder meeting.

Determining the Frequency of the Advisory Vote on the Corporation’s Overall Executive Compensation Programs

Section 14A of the Exchange Act requires that shareholders vote at least every six calendar years, on a non-binding, advisory basis, to determine the frequency of the advisory vote on the Corporation’s overall executive compensation programs with a choice for future votes to be held every one, two or three years. In accordance with the results of the non-binding vote from the 2013 shareholder meeting, the next frequency vote will be held at the 2019 shareholder meeting.

ANNUAL MEETING OF SHAREHOLDERS OF

# FARMERS CAPITAL BANK CORPORATION

May 12, 2015

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EST the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

| | |
|---|---|
| COMPANY NUMBER | |
| ACCOUNT NUMBER | |
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**IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2015.**
The proxy statement and our 2015 Annual Report to Shareholders, including financial statements, are available at www.farmerscapital.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430000000000000000 8 051215

**Your Board of Directors recommends a vote "For" Item 1 below and "FOR ALL NOMINEES" on Item 2 below (including any substitute Nominee in the case of unavailability).**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

2. The election of the following Nominees as Directors of the Corporation for 3-year terms expiring in 2018:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ J. Barry Banker
○ Fred N. Parker
○ David Y. Phelps
○ Fred Sutterlin

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

1. A proposal to ratify the appointment of BKD, LLP as the Corporation's independent registered public accounting firm for the calendar year 2015. FOR ☐ AGAINST ☐ ABSTAIN ☐

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate box herein.

**If this proxy is properly executed, then the proxies will vote: (1) as you specify below, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed herein, and (3) as the proxies decide on any other matter.**

By signing below the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 12, 2015 and the accompanying proxy statement. I hereby vote my shares (listed below) as indicated herein.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

# FARMERS CAPITAL BANK CORPORATION

**May 12, 2015**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

The proxy statement and our 2015 Annual Report to Shareholders, including financial statements, are available at www.farmerscapital.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430000000000000000 8 051215

**Your Board of Directors recommends a vote "For" Item 1 below and "FOR ALL NOMINEES" on Item 2 below (including any substitute Nominee in the case of unavailability). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

2. The election of the following Nominees as Directors of the Corporation for 3-year terms expiring in 2018:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ J. Barry Banker
- ○ Fred N. Parker
- ○ David Y. Phelps
- ○ Fred Sutterlin

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 1. A proposal to ratify the appointment of BKD, LLP as the Corporation's independent registered public accounting firm for the calendar year 2015. | ☐ | ☐ | ☐ |

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate box herein.

**If this proxy is properly executed, then the proxies will vote: (1) as you specify below, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed herein, and (3) as the proxies decide on any other matter.**

By signing below the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 12, 2015 and the accompanying proxy statement. I hereby vote my shares (listed below) as indicated herein.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

# FARMERS CAPITAL BANK CORPORATION

**Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, May 12, 2015**

The undersigned shareholder hereby appoints Lloyd C. Hillard, Jr. and R. Terry Bennett, or either of them with full power of substitution, to act as proxy for and to vote the shares in Farmers Capital Bank Corporation held by the undersigned at the Annual Meeting of Shareholders to be held at Farmers Bank & Capital Trust Co., 125 West Main Street, Frankfort, Kentucky on Tuesday, May 12, 2015, at 11:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof, on all matters coming before the meeting.

**(Continued and to be signed on the reverse side.)**

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